Exhibit 10-18

                                Option Agreement



THIS AGREEMENT is made November 8, 2002


BETWEEN:

BALLARD POWER SYSTEMS INC., a Canadian Corporation having an office at 9000 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J9

("Ballard")


AND:

MILLENNIUM CELL, INC., a Delaware Corporation having an office at 1 Industrial Way West, Eatontown, New Jersey, USA 07724

("Millennium Cell")


WHEREAS:
(A) Ballard and Millennium Cell entered into a Joint Development Agreement dated October 27, 2000 (the "JDA"); and (B) the joint development program under the JDA has concluded and the parties wish to restructure their business relationship by, amongst other things, entering into this Agreement for the grant by Millennium Cell to Ballard of an option to license the Millennium Cell IPR on the terms and conditions set forth in this Agreement;

WITNESSES THAT the parties agree as follows:
Part 1

                         DEFINITIONS AND INTERPRETATION

Definitions
1.1 In this Agreement, including the recitals, except as otherwise provided or unless the context otherwise requires,

Affiliate means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly Controls, or is under the Control of, or is under common Control with, such first Person,


Business Day means any day that is not a Saturday, a Sunday or a holiday in Burnaby, British Columbia, Canada or Eatontown, New Jersey, United States of America,

Confidential Information means, in relation to a party, information known or used by the party in connection with its business or technology that is confidential to it and includes the party's Intellectual Property, customer information, financial information, marketing information and information as to business opportunities, strategies and research and development,

Control of a corporation, limited liability corporation or other body corporate by a Person is deemed to occur, if

         (a) its securities to which are attached more than 50% of the votes that may be cast to elect its managing directors or members of its board of directors or other governing body, or other rights to elect a majority of such managing directors or members are held, other than by way of security or pledge only, by or for the benefit of that Person, and

         (b) the votes attached to those securities are sufficient, or such rights are sufficient, if exercised, to elect a majority of its managing directors or members of its board of directors or other governing body, and any derivative thereof has a similar meaning,

Disclosing Party has the meaning ascribed to it in ss.4.1,

Dispute has the meaning ascribed to it in Paragraph6.1,

Effective Date means the date set forth on top of page 1 of this Agreement,

Encumbrance means any mortgage, charge, pledge, hypothecation, lien, security interest, assignment, option, claim or other encumbrance or charge, whether or not registered or registrable and whether or not consensual or arising by law, statutory or otherwise,

Event of Default in relation to a party means an event of default arising by reason that the party is subject to, or the subject of, one or more of the following circumstances:

         (a) an order is made or a resolution is passed or a petition is filed by the party for its liquidation, dissolution or winding-up;

         (b)a material breach of its obligations under Part 4;

         (c)the party commits a material breach in observing or performing any other material covenant, agreement or condition of this Agreement on its part to be observed or performed and does not rectify or cure such breach within 30 days after receipt of written notice from the other party specifying the breach;

         (d) an execution, sequestration or any other process of any court becomes enforceable against the party or any distress or analogous process is levied upon any material part of its property, assets or undertaking and the process is not stayed or otherwise suspended by a court of competent jurisdiction within 30 days and has, or could have, a material adverse effect on the business or condition, financial or otherwise, of the party;


         (e) the party commits an act of bankruptcy, makes an assignment or bulk sale of its assets, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, consents to a proposal or similar action under any bankruptcy or insolvency legislation applicable to it, or commences any other proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or consents to any such proceeding;

         (f) a custodian, liquidator, receiver, receiver and manager, receiver-manager, trustee or any other Person with similar powers is appointed for the party or in respect of any material part of its property or assets and not discharged within 30 days after the appointment and before any action is taken in respect of such property or assets that will materially affect the rights of the parties thereto;

         (g) a final, non-appealable, decision of any judicial, administrative, governmental or other authority or arbitrator is made that enjoins or restrains, or renders illegal or unenforceable, the performance or observance by the party of any material term of this Agreement; and

         (h) in the case of Ballard, if Ballard fails to make a good faith effort to develop a Portable Power Module within three years after the date of the grant of the Millennium Cell License,

Executive Officer has the meaning ascribed to it inss.6.2,

Exercise Notice has the meaning ascribed to it in Paragraph2.3,

Fuel means hydrogen produced from sodium borohydride utilizing a chemical process,

Fuel System means a system incorporating the Millennium Cell IPR that includes Fuel and an appropriate Fuel storage device and process device that supplies Fuel for a Portable Power Module,

Government Authority means, as applicable, the government of Canada, the government of the United States of America, the government of a Canadian or United States province, territory or state and a ministry, department, commission, board, bureau or other agency of or municipality, regional district, or other local governing body established by, any such government,

Intellectual Property means a patent, patent application, industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, data, formula, method, procedure, process, system and/or technique,

IPR means rights to Intellectual Property,

JDA has the meaning ascribed to it in Recital (A),

Millennium Cell Group means, collectively, at any particular time, Millennium Cell and its Affiliates,


Millennium Cell Improvement means each customization, revision, modification, improvement or enhancement of or to the Millennium Cell IPR that is

        (a) owned or controlled by any of the Millennium Cell Group at any time during the period commencing on the Effective Date and ending on the date of expiry or earlier termination of the Millennium Cell Royalty Term, and

        (b) relevant to the research, design, development, manufacture, use or sale of Portable Power Modules,

Millennium Cell IPR means, collectively,

        (a) all IPR concerning Fuel Systems owned or controlled as at the Effective Date by any one or more of the Millennium Cell Group, and

        (b) subject to Paragraph 2.4, all Millennium Cell Improvements owned or controlled by any one or more of the Millennium Cell Group from and after the Effective Date,

Millennium Cell License has the meaning ascribed to it in  Paragraph 3.1,

Millennium Cell Royalty Rate means the royalty payable by Ballard to Millennium Cell in connection with commercial sales of Target Products during the Millennium Cell Royalty Term as determined pursuant to Paragraph 3.2(a),

Millennium Cell Royalty Term means the period commencing on the effective date of the Millennium Cell License and ending on the date of the expiry of the last to expire of the United States patents comprising the Millennium Cell IPR licensed to Ballard under the Millennium Cell License,

Net Selling Price means with respect to a Portable Power Module, the total amount invoiced by Ballard attributable to the commercial sale of a Portable Power Module less bad debts and the following deductions, without duplication, to the extent actually incurred or allowed based upon the sale of such Portable Power Module:

(i) credits, allowances, discounts and rebates to, and chargebacks from the account of, the purchaser for spoiled, damaged, out dated and returned Portable Power Module to the extent consistent with the normal practice in the industry;

(ii) freight and insurance costs for transporting such Portable Power Module, to the extent invoiced to the purchaser;

(iii) sales, value-added and other direct taxes on the sale of the Portable Power Module;

(iv) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Portable Power Module;

(v) trade, cash, and quantity discounts off the invoiced price and similar promotional discounts off the invoiced price, all to the extent consistent with normal practice in the industry;


(vi)amounts reflecting retroactive price adjustments on sale of Portable Power Modules to the extent not previously deducted to the extent consistent with the normal practice in the industry; and

(vii) rebates or chargebacks made on the sale of such Portable Power Module, to the extent consistent with the normal practice in the industry,

Notice has the meaning ascribed to it in Paragraph 8.8,

Option has the meaning ascribed to it in Paragraph 2.1,

Option Term has the meaning ascribed to it in Paragraph 2.2,

PEM Fuel Cell means a polymer electrolyte membrane fuel cell or fuel cell stack including components, devices, materials and subsystems thereof necessary or desirable for the functioning of the fuel cell or fuel cell stack, including for sealing, venting of gases, vibration isolation, electromagnetic
shielding, the  supply,   recirculation  and  removal  of  gases  and  fluids,
inlet gas conditioning, humidification, monitoring, and for control logic and interface logic for the safe and optimal performance of the fuel cell or fuel cell stack, definition of control interfaces between the fuel cell and the fuel cell system control system, and further including structural
elements,   housings  and interfaces with an associated fuel cell system or components thereof,

PEM Fuel Cell System means a PEM Fuel Cell together with the components assembled or designed for assembly around a PEM Fuel Cell such as, but not limited to, the supply subsystem, fuel processor, air supply subsystem, cooling subsystem, control subsystem and electronic interfaces,

Person means an individual, corporation, body corporate, firm, limited liability company, partnership, syndicate, joint venture, society, association, trust or unincorporated organization or Government Authority or any trustee, executor, administrator or other legal representative,

Portable Power Module means a portable PEM Fuel Cell System that utilizes a Fuel System and which has a rated power output anywhere from and including 200 Watts to and including 35 kW, but excludes a generating system which is connected or attached to a mobile station such as a car or truck to which it delivers power,

Recipient has the meaning ascribed to it in Paragraph 4.1,

Recipient's Agents has the meaning ascribed to it in Paragraph 4.1(a),

Renewal Period has the meaning ascribed to it in Paragraph 2.2,

Stationary Power Module means a stationary internal combustion electric generator that utilizes a Fuel System and which has a rated power output of anywhere up to and including 100 kW, and

Subsidiary means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly is under the Control of such first Person.


Interpretation
1.2 In this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) "this Agreement" means this Option Agreement, including the schedules hereto, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof,

(b) the headings in this Agreement are inserted for convenience only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof,

(c) the word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope,

(d) a reference to currency means currency of the United States of America,

(e) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations,

(f) a reference to an entity includes any successor to that entity,

(g) a word importing the masculine gender includes the feminine or neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa,

(h) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent, and

(i) a reference to a Part is to a Part of this Agreement and the word Paragraph followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.



Schedule A
1.3 Schedule A, Royalty Determination Criteria, is incorporated into this Agreement by reference and forms a part hereof.

                                     Part 2
                                     Option

Option Grant
2.1 As part consideration for Ballard's agreement to restructure its business relationship with Millennium Cell, Millennium Cell hereby grants to Ballard an option (the "Option") to license the Millennium Cell IPR in accordance with the terms of the Millennium Cell License set forth in Part 3.

Option Term
2.2 The term of the Option (the "Option Term") will be three years commencing on the Effective Date; provided, however, that if the Option Term expires without Ballard having exercised the Option and without Millennium Cell having provided Ballard with notice to the contrary no earlier than 180 days and no later than 90 days before the expiry of the Option Term, the Option will be renewed automatically for consecutive periods (each a "Renewal Period") of one year each. Millennium Cell may, by notice given to Ballard no earlier than 180 days and no later than 90 days before the end of the then current Renewal Period, terminate the automatic renewal process for the Option.

Exercise of Option
2.3 Ballard may exercise the Option at any time during the Option Term by providing Millennium Cell with written notice (the "Exercise Notice") specifying its exercise of the Option. The Millennium Cell License will be effective the date on which the Exercise Notice is given or deemed given as provided in Paragraph 8.9. Immediately upon the exercise of the Option by Ballard, Millennium Cell will restate to Ballard its representations and warranties set forth in Paragraph 5.1 as at the effective date of the Millennium Cell License.

No Impairment
2.4 During both the Option Term and the term of the Millennium Cell License, Millennium Cell will not, and it will ensure that no other member of the Millennium Cell Group will, directly or indirectly, sell, dispose of or encumber the Millennium Cell IPR without the prior written consent of Ballard, such consent not to be unreasonably withheld or delayed, or otherwise deal with the Millennium Cell IPR in a manner that could adversely affect Ballard's rights to such IPR. Nothing in this Paragraph 2.4 will be construed to prevent Millennium Cell from entering into collaboration agreements or joint development agreements with independent third parties for development of IPR; provided, however, that Millennium Cell will use all commercially reasonable efforts to ensure that such agreements do not restrict the Millennium Cell Group from licensing such IPR (to the extent relevant for Portable Power Modules) to Ballard under the Millennium Cell License.


Exclusivity License
2.5 During the Option Term, Millennium Cell will not, and it will ensure that no other member of the Millennium Cell Group will, directly or indirectly, grant to any Person, other than Ballard, an exclusive (even as to the Millennium Cell Group) or sole license to any of the Millennium Cell IPR to research, design, develop, make, have made, use or sell Portable Power Modules. During any Renewal Period, Millennium Cell will not, and it will ensure that no other member of the Millennium Cell Group will, directly or indirectly, grant to any Person an exclusive license to any of the Millennium Cell IPR to research, design develop, make, have made, use or sell Portable Power Modules without first offering Ballard the right (the "Offer") to license the Millennium Cell IPR on an exclusive basis for such purposes. The Offer so made must
(a) be in writing and must remain open for acceptance for a period of 30 Business Days after the date on which it was made,

(b) state that it is being made pursuant to the provisions of this Paragraph 2.5, and

(c) set forth, in detail the terms and conditions of the proposed exclusive license, including, but not limited to, the term of such license and the royalties payable thereunder, such that upon acceptance of the Offer, an unconditional license agreement binding on both the parties would result.

The Offer will be governed by the following rules:

(d) Ballard must accept or reject the Offer before the expiry of the period specified in Paragraph (a). Failure by Ballard to accept or reject the Offer as aforesaid will be considered a rejection by Ballard of the Offer;

(e) if Ballard accepts the Offer, a binding license agreement will result on the terms and conditions specified in the Offer;

(f) if Ballard rejects the Offer, and provided that Ballard had not exercised the Option before receipt of the Offer under this Paragraph 2.5, Millennium Cell may license the Millennium Cell IPR on an exclusive basis to another Person but only on terms and conditions which, when considered as a whole, are no more favourable to such Person than those contained in the Offer; provided, however, that the provisions of this
 Paragraph 2.5 will again become applicable if no Person has been licensed the Millennium Cell IPR on an exclusive basis as aforesaid within 180 days after the date that Ballard rejected the Offer, and

(g) effective upon the grant of an exclusive license to such other Person in compliance with the process specified in this Paragraph 2.5, Ballard's right to exercise the Option will expire.

Disclosure During Validity of Option
2.6 During the period that the Option is exercisable, Millennium Cell will disclose, or cause to be disclosed, to Ballard

(a) each Millennium Cell Improvement before its disclosure to independent third parties,

(b) quarterly, on the last day of each calendar quarter, a summary report of all Millennium Cell Improvements generated during such calendar quarter, and

(c) promptly upon written request from Ballard, all technical documents, plans, information, blueprints and other materials and information relating to the Millennium Cell IPR, including each Millennium Cell Improvement, that are necessary to enable Ballard to make a fully informed decision as to whether or not to exercise the Option.


                                     Part 3

                                     LICENSE

Millennium Cell License Grant

3.1 Effective upon delivery of the Exercise Notice to Millennium Cell, Millennium Cell will be deemed to have granted to Ballard a non-exclusive, world-wide, royalty-bearing license (the "Millennium Cell License") to practise the Millennium Cell IPR to research, design, develop, make, have made, use and sell Portable Power Modules. Ballard may not sublicense the Millennium Cell IPR for such purpose to any Person (except to subcontractors for the sole purpose of having Portable Power Modules or components thereof made for Ballard and to Ballard's Subsidiaries) without the prior written consent of Millennium Cell, such consent not to be unreasonably withheld or delayed.

Term and Royalty Payments

3.2 The following provisions will apply in respect of the term of the Millennium Cell License and the Millennium Cell Royalty Rate:

(a) Millennium Cell and Ballard will negotiate in good faith to determine the Millennium Cell Royalty Rate and the term of the Millennium Cell License within 90 days after the Millennium Cell License comes into effect.
In determining the Millennium Cell Royalty Rate the parties will utilize, inter alia, the criteria set forth in Schedule A. If the parties cannot agree on the Millennium Cell Royalty Rate or the term of the Millennium Cell License before the expiry of the 90-day period, such royalty rate and/or term will be determined by arbitration pursuant to Paragraph 6.4, or Ballard may, at its option, terminate the Millennium Cell License. For and so long as such arbitration is in the process, the Millennium Cell License will be deemed to have a term of 20 years and the Royalty Rate will be deemed to be an amount equal to 2% of the Net Selling Price received by Ballard from commercial sales of Portable Power Modules. The parties will retroactively make such adjustments as may be necessary following the arbitration determination to reflect such determination including but not limited to adjustments to the term of the Millennium Cell
License, the Millennium Cell Royalty Rate and payments thereunder.
Ballard will use all reasonable efforts to verify the credit worthiness of its customers who purchase Portable Power Modules;


(b) Ballard will pay to Millennium Cell, within 30 days after the end of each calendar quarter during the Millennium Cell Royalty Term, a royalty payment equal to the Millennium Cell Royalty Rate for such calendar quarter. For greater certainty, sales of Portable Power
Modules among Ballard, its Affiliates, agents and sublicensees will not be subject to royalty payments. However, Ballard will be liable for payment of royalties to Millennium Cell at the Royalty Rate, deemed or determined by the parties or by arbitration pursuant to Paragraph (a), upon the sale of Portable Power Modules by Ballard, its Affiliates, agents or sublicensees, to an independent arm's length third party;

(c) each such payment must be accompanied by a quarterly report, signed and certified as accurate and complete by the Chief Financial Officer, or equivalent, of Ballard, indicating the royalty payment calculated for such calendar quarter. In addition, upon at least 10 Business Days' prior written notice to Ballard, Ballard will permit Millennium Cell and its certified public accountants to have full access to the books, records and facilities of Ballard pertaining to its activities pursuant to the Millennium Cell License solely to verify and audit the royalties payable and to make copies of the relevant books and records at Millennium Cell's expense; provided, however, that if the audit identifies an underpayment of 10% or more of the quarterly royalties due to Millennium Cell, then Ballard will reimburse Millennium Cell its reasonable costs of the audit. Millennium Cell and its certified public accountants will have such access at all reasonable times and from time to time during normal business hours during the term of the Millennium Cell Royalty Term;

(d) Ballard will make all royalty payments in United States currency by wire transfer or cheque to such bank or account as Millennium Cell may from time to time specify in writing. Overdue payments will bear interest at the rate of 6% per annum or the highest annual rate of interest then permitted by applicable law, whichever is less, compounded monthly, with interest on overdue interest at the same rate from the due date to the date of payment; and

(e) payments of royalties and other amounts will be free and clear of all taxes, duties, levies, fees or charges, except for withholding taxes
(to the extent applicable). Any tax which Ballard is required by law to withhold with respect to royalty or other payments to be made to Millennium Cell will be deducted from the amount otherwise due to Millennium Cell.

Disclosure During Term of Millennium Cell License

3.3 From the effective date of the Millennium Cell License until expiry of the Millennium Cell Royalty Term, Millennium Cell will disclose to Ballard

(a) each Millennium Cell Improvement before its disclosure to independent third parties,

(b) quarterly, on the last day of each calendar quarter, a summary report of all Millennium Cell Improvements generated during such calendar quarter, and

(c) promptly upon written request from Ballard, the Millennium Cell IPR, including each Millennium Cell Improvement, and all technical documents, plans, information, blueprints and other materials and information relating to the Millennium Cell IPR, including each Millennium Cell Improvement, that are necessary or reasonably desirable to enable Ballard to exploit the Millennium Cell IPR, including
Millennium Cell Improvements, pursuant to the Millennium Cell License, including,

    (i) general planning, layouts and sources of supply for the manufacture and handling of Fuel and Fuel Systems,
   (ii) information as to the kind, type and source of necessary machinery and equipment that is applicable for use in the manufacture of Fuel Systems, and
   (iii) information concerning detailed engineering and design of plant process, machinery and equipment to assure satisfactory operation and performance of the manufacturing equipment that is applicable for the m anufacture of Fuel Systems.

Infringement Claims

3.4      Millennium Cell will have sole responsibility to

       (a) take all actions, including the institution of legal proceedings, which, in the reasonable judgement of Millennium Cell, are calculated to terminate infringements of, or otherwise to enforce its rights with respect to, the Millennium Cell IPR licensed to Ballard. Millennium
Cell will promptly notify Ballard of any suit or action involving
Millennium Cell which directly or indirectly relates to the infringement of such IPR and will, from time to time, keep Ballard informed of the status of such suit or action. Ballard will, at Millennium Cell's cost, fully co-operate, and not interfere, with any action taken by Millennium Cell to enforce Millennium Cell's rights in such IPR; provided, however, that if

       (i) Millennium Cell fails, refuses or is no longer pursuing good faith efforts to enforce its rights in any particular jurisdiction to prevent infringement by a third party of any particular Intellectual Property comprising such IPR after Ballard has requested Millennium Cell to enforce such rights, and

       (ii)the results of Millennium Cell's failure or refusal to enforce its rights described in Paragraph (i) effectively permits the infringer to practise such Intellectual Property in any jurisdiction on a royalty-free basis in a manner which could adversely affect the business of Ballard,

Ballard's obligations to pay royalties to Millennium Cell in respect of sales of Portable Power Modules in that jurisdiction will be suspended until the first to occur of the following:



      (iii) Millennium Cell and such third party infringer have entered into a license agreement on terms and conditions which, when considered in their entirety, are not materially more favourable to the third party than Ballard;
      (iv)  such third party has ceased to practise such Intellectual Property;
or

       (v) the parties otherwise agree to a new royal rate in that jurisdiction having regard to the spirit and intent of Paragraph 3.5 and utilizing, inter alia, the criteria set forth in Schedule
A. If the parties cannot agree on such new royalty rate within 90 days after the date Ballard's obligation to pay royalties is suspended, either party may refer such royalty rate matter for determination by arbitration pursuant to Paragraph 6.4. The parties will retroactively make such adjustments as may be necessary to reflect such agreement or arbitration determination, and

        (b) promptly defend all legal actions asserting the invalidity of any of the Millennium Cell IPR licensed to Ballard. Millennium Cell will have control of such defence and Ballard will, at Millennium Cell's cost, fully co-operate, and not interfere, with Millennium Cell's defence of such actions. Ballard will promptly notify Millennium Cell of each suit or action wherein Ballard is named as a party and which is directed to the validity of the Millennium Cell IPR. If the ability of Ballard to exploit such IPR pursuant to the Millennium Cell License is adversely affected as a result of such action or other proceeding invalidating any of such IPR, then, without prejudice to any of the rights or remedies that Ballard may have against Millennium Cell, Ballard's obligations to pay royalties to Millennium Cell will be suspended until such time as the parties otherwise agree or an arbitration award otherwise determines. Where the matter is to be determined by arbitration, the arbitrator(s) will be required to take into account, inter alia, the costs and expenses of Ballard incurred as a result of any such action asserting invalidity. At the request of Ballard, Millennium Cell will fully cooperate with Ballard in its efforts to conduct clearance searches or other due diligence regarding the validity of the Millennium Cell IPR or as to whether the Millennium Cell IPR, as licensed to and used by Ballard, infringes the patent rights of any third party.

Most Favoured Nations Licensee

3.5 If during the term of the Millennium Cell License, Millennium Cell or any other member of the Millennium Cell Group licenses any of the Millennium Cell IPR to any Person on terms and conditions which, when considered in their entirety, are more favourable to such Person than those provided to Ballard under the Millennium Cell License, the terms and conditions of the Millennium Cell License will be automatically changed to the terms and conditions of the license granted to such Person effective the date of the grant of such license to the other Person. Ballard will have the right, in its sole and reasonable discretion, to determine whether or not the terms and conditions of the license granted to such Person are materially more favourable to such Person than those set forth in the Millennium Cell License. Millennium Cell will provide or cause to be provided to Ballard all necessary particulars of third party licenses of the Millennium Cell IPR concerning Portable Power Modules promptly after their grant in order to enable Ballard to make its determination as aforesaid. Millennium Cell will not enter into any agreement that would restrict or prevent the intent of this Paragraph 3.5.


Stationary Power Modules

3.6 The parties acknowledge that with regard to Stationary Power Modules, Millennium Cell or other members of the Millennium Cell Group may not have the right to grant Ballard a license due to pre-existing relationships with third parties. However, if at any time during the Option Period or any Renewal Period Millennium Cell or any other member of the Millennium Cell Group is free to grant Ballard such a license, Millennium Cell will offer, or will cause to be offered to Ballard, the right to license the Millennium Cell IPR to Ballard to research, design, develop, make, have made, use and sell Stationary Power Modules. The terms and conditions of such license will initially be no less favourable to Ballard than those relating to the Millennium Cell License but will be subject to mediation/arbitration in the same manner as provided in Paragraph 3.2(a). Millennium Cell will provide, or will cause to be provided, to Ballard a reasonable time within which to review any such offer before presenting any offer concerning the licensing of such IPR for any such purpose to any other Person. Any offer to any other Person must be on terms and conditions which, when taken as a whole, are no more favourable to the other Person than those offered to Ballard.

Perpetual License

3.7 Effective upon the expiry of the last to expire of the United States patents comprising the Millennium Cell IPR licensed to Ballard and provided that the Millennium Cell License is then in effect, Millennium Cell will be deemed tohave granted to Ballard an irrevocable, perpetual, non-exclusive, world-wide, royalty-free license to practise the Millennium Cell IPR existing as at the effective date of such expiry to research, design, develop, manufacture, have manufactured, use and sell Portable Power Modules with the right to sublicensesuch Millennium Cell IPR.

                                    Part 4
                                 CONFIDENTIALITY

Non-Disclosure

4.1 Each party (the "Recipient") that receives Confidential Information disclosed to it by the disclosing party (the "Disclosing Party")

    (a) must hold and keep, and must ensure that each of its directors, officers, employees and agents (collectively, the "Recipient's Agents") hold and keep, the Confidential Information in confidence for the Disclosing Party,

    (b) must not, and must ensure that the Recipient's Agents will not, directly or indirectly, disclose, use, reproduce, deal with or otherwise exploit the Confidential Information or permit it to be disclosed, used, reproduced, dealt with or otherwise exploited, except to the extent strictly necessary for the legitimate exercise by the Recipient of its rights under this Agreement,

   (c) must disclose the Confidential Information only to those of the Recipient's Agents that have a definable need to know such information in connection with the legitimate exercise of the Recipient's rights under this Agreement, and who are informed of the confidential nature of such information,

   (d) must, if required to do so by the Disclosing Party, cause the Recipient's Agents to execute confidentiality agreements in favour of the Disclosing Party in form and substance reasonably satisfactory to the Disclosing Party, and

   (e) must, and must ensure that each of the Recipient's Agents will, protect the Confidential Information of the Disclosing Party against wrongful disclosure, misuse, espionage and theft.

Exceptions

4.2 This Agreement imposes no obligation on the Recipient with respect to Confidential Information of the Disclosing Party,

   (a) that is or becomes public knowledge through no fault of the Recipient or the Recipient's Agents,

   (b) that was legitimately possessed by the Recipient or the Recipient's Agents before its disclosure by the Disclosing Party to the Recipient as evidenced by prior written records,

  (c) that is independently obtained by the Recipient or the Recipient's Agents from a source that was not, at the relevant time, prohibited from disclosing it to the Recipient under any legal, contractual or fiduciary obligation,

  (d) that is the same as information that is developed by the Recipient or the Recipient's Agents independently without reference to the Confidential Information of the Disclosing Party as evidenced by prior written records,

  (e) that, subject to Paragraph 4.3, is required to be disclosed by applicable law, regulation, policy or legal process, or (f) to the extent and in the manner approved by the Disclosing Party in writing.

Legal Requirement to Disclose

4.3 If the Recipient or any of the Recipient's Agents is required by applicable law, regulation or legal process to disclose any of the Confidential Information of the Disclosing Party, the Recipient will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. If no such protective order or other remedy is obtained or the Disclosing Party does not waive compliance with the terms of this Agreement, the Recipient or the Recipient's Agent

  (a) will furnish only that portion of the Confidential Information of the Disclosing Party which the Recipient is advised by counsel is legally required to be disclosed, and

  (b)will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

Reasonable Restrictions

4.4 Each party acknowledges the competitive and technical value, and the sensitive and confidential nature of the other party's Confidential Information and agrees that monetary damages alone may be inadequate to protect the other party's interests against any actual or threatened breach of this Agreement. Accordingly, each party consents to the granting of specific performance and injunctive or other equitable relief to the other party in respect of any actualor threatened breach of this Agreement, without proof of actual damages.

No Obligation to Disclose

4.5 Nothing in this Agreement obligates Ballard to disclose any of its C onfidential Information.

Survival of Covenants

4.6 The covenants and agreements set forth in this Part 4 are separate and distinct covenants and agreements and will be enforceable with respect to the Confidential Information received from the Disclosing Party, whether prior to or after the date of this Agreement, and will survive the termination of this Agreement.


                                     Part 5

                    WARRANTIES, REPRESENTATIONS AND COVENANTS

Millennium Cell Warranties, Representations and Covenants

5.1 Millennium Cell represents and warrants to Ballard that as at the Effective Date,

  (a) Millennium Cell has, and during the Option Term Millennium Cell will have, all necessary legal and corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to grant the Millennium Cell License to Ballard free and clear of all Encumbrances and this Agreement constitutes a valid and binding obligation of Millennium Cell,

  (b) no Millennium Cell Group member has any knowledge of any actual or alleged infringement, misuse or other violation by any Person of the Millennium Cell IPR,

  (c) to the knowledge of the Millennium Cell Group, the Millennium Cell IPR does not infringe upon the IPR of any Person and Millennium Cell has no knowledge of any existing, or reasonably anticipated, claim, action, proceeding, dispute or suit which would affect its ability to perform any aspect of this Agreement or to use any of its Intellectual Property or any other matter which might affect the validity, use, continuance, ownership or value of the Millennium Cell IPR,

   (d) no Millennium Cell Group member has any knowledge of any bona fide third party restrictions prohibiting or limiting it from making the disclosures contemplated in Paragraph 2.6 and Paragraph 3.3 and covenants that it will use, or cause to be used, commercially reasonable efforts to ensure that neither it nor any other Millennium Cell member will, both during the Option Term and the term of the Millennium Cell License, enter into any agreement that contains any restrictions or limitations that would prevent or limit Millennium Cell from meeting its obligations under Paragraph 2.6 and Paragraph 3.3,

  (e) no Millennium Cell Group member is a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by Millennium Cell of this Agreement or the performance by Millennium Cell of any of the terms hereof, and

  (f) no member of the Millennium Cell Group has any obligation to obtain any authorization, consent or approval from any third Person in order to enter into this Agreement and to perform its obligations and covenants hereunder.

Ballard Warranties and Representations

5.2 Ballard represents and warrants to Millennium Cell that as at the Effective Date,

(a) Ballard has all necessary legal and corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement constitutes a valid and binding obligation of Ballard,
(b) Ballard is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by Ballard of this Agreement or the performance by Ballard of any of the terms hereof, and
(c) Ballard has no obligation to obtain any authorization, consent or approval from any third Person in order to enter into this Agreement and to perform its obligations and covenants hereunder.

Survival of Warrants and Representations

5.3 The warrants and representations set forth in  Paragraph 5.1 and  Paragraph
5.2 will  survive the execution and implementation of this Agreement.

                                     Part 6

                               DISPUTE RESOLUTION

Initiation of Process

6.1 If, at any time, there is a dispute, controversy or claim (each a "Dispute") between the parties with respect to any matter arising out of or
 Dispute must give notice to the other party outlining the nature of the Dispute and the resolution proposed by the claimant and requiring that such Dispute be resolved pursuant to this Part 6.

Referral to Executive Officers

6.2 If notice is given pursuant to Paragraph 6.1, each party will designate one of its senior officers (each an "Executive Officer") forthwith to initiate discussions with a view to settling the Dispute.

Officers' Decision Binding

6.3 A resolution reached by such Executive Officers and communicated by them in writing to the parties will be binding on the parties and will be implemented.

Submission to Arbitration

     6.4 If a Dispute is not resolved between the parties within 30 days (or such longer period as is agreed to by the parties in writing) after the date of the notice pursuant to Paragraph 6.1, either party will be entitled to refer the Dispute to arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association (the "Rules") as modified by the provisions herein.

Place of Arbitration

6.5 The arbitration will take place in the English language in New York, New York.

Acceptance and Implementation

6.6 Each party will accept as final and binding and proceed in good faith diligently to implement the award or decision of the arbitrator.

Legal Proceedings

6.7 A legal proceeding commenced by a party in respect of an issue or Dispute that may be arbitrated under this Agreement (a) will be stayed until the time during which an arbitration may be initiated has expired or, if an arbitration is initiated, a decision on the arbitration is delivered or the arbitration process has otherwise ended, and (b) will be discontinued following the award or decision of the arbitrator on the arbitration unless the award or decision concludes the arbitration and the Dispute remains unresolved.

Exclusions

6.8 This Part 6 will not apply to any action under Part 4 or for the grant of injunctions, restraining orders, specific performance and similar remedies.

                                     Part 7

                                   TERMINATION

Termination of Agreement

7.1 This Agreement will automatically terminate if the Option Term expires without a Renewal Period being in force and Ballard has not exercised the Option before such expiry.

Termination of Millennium Cell License

7.2 The Millennium Cell License may be terminated

(a) by either party forthwith by written notice to the other if the other party is the subject of an Event of Default,

(b) by Ballard forthwith by written
notice to Millennium Cell if the parties cannot agree on the Millennium Cell Royalty Rate or the term of the Millennium Cell License within the time period specified in Paragraph 3.2(a), or

(c) by Ballard without cause upon 30 days' written Notice to Millennium Cell.

Effect of Termination of Millennium Cell License

7.3      Upon termination of the Millennium Cell License,

(a) unless Paragraph 3.7 is applicable, Ballard and its sublicensees, if any, will immediately cease all use of the Millennium Cell IPR and Millennium Cell's Confidential Information and at Millennium Cell's option, Ballard will either return to Millennium Cell or destroy, and cause each of its sublicensees to either return to Ballard or destroy, as applicable, all of Millennium Cell's Confidential Information in the possession or under the control of Ballard and its sublicensees, if any, and provide to Millennium Cell a certificate of a senior officer of Ballard certifying such return or destruction; provided, however, that notwithstanding the foregoing, Ballard and its sublicensees will be entitled to practise their rights under the Millennium Cell License or the Sublicense granted by Ballard, as applicable, to sell on the royalty basis set forth herein, their then existing inventory of Portable Power Module and components incorporating the Millennium Cell IPR,

(b) Millennium Cell will immediately cease all use of Ballard's Confidential Information and at Ballard's option, either return to Ballard, or destroy, all of Ballard's Confidential Information in its possession or under its control and provide to Ballard a certificate of a senior officer of Millennium Cell certifying such return or destruction, and

(c) all royalty payments, accrued pursuant to Paragraph 3.2 as at the effective date of the termination of the Millennium Cell License will become due and payable by Ballard within 30 days after such date and Ballard's obligation to pay Millennium Cell such accrued royalty payments will survive the termination of the Millennium Cell License.

                                     Part 8

                               GENERAL PROVISIONS

Entire Agreement

8.1 This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

Severability

8.2 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Waiver and Consent

8.3 No consent or waiver, express or implied, by either party to, or of any breach or default by the other party of, any or all of its obligations under this Agreement will, (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this Paragraph 8.3, (b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation, (c) constitute a general waiver under this Agreement, or
(d) eliminate or modify the need for a specific consent or waiver pursuant to this ss.8.3 in any other or subsequent instance.

Amendments

8.4 This Agreement may not be amended except in writing signed by the parties.

Assignment

8.5 Millennium Cell will not assign this Agreement or its rights or obligations hereunder except with the prior written consent of Ballard, and any purported assignment without such consent will be null and void.

Governing Law

8.6 This Agreement for all purposes will be governed exclusively by and interpreted, construed and enforced in accordance with the laws prevailing in the State of New York.

Attornment

8.7 Subject to Part 6, each party hereby irrevocably and unconditionally attorns to the exclusive jurisdiction of the United States District Court for the District of New York, and the courts having appellate jurisdiction thereover for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that
(a) nothing herein will affect a party's right to record and enforce in any jurisdiction outside the State of New York a judgment or award that is granted by the United States District Court for the District of New York or a court having appellate jurisdiction thereover or an award or decision that is made by arbitrators pursuant to an arbitration conducted under Part 6, and

(b) the parties may take proceedings in any court of competent jurisdiction in order to enforce their rights under Part 4.

Notice

8.8 Every notice, request, demand or direction (each, for the purposes of Paragraph 8.8, Paragraph 8.9 and ss.8.10, a "Notice") to be given pursuant to this Agreement must be in writing and must be delivered by hand (e.g. Federal Express or other courier service) or sent by facsimile transmission or other similar form of written transmission by electronic means, in each case addressed as follows:

(a)      If to Ballard, at:

                  9000 Glenlyon Parkway
                  Burnaby, British Columbia
                  Canada  V7J 5J9

                  Facsimile:        (604) 412-4131
                  Attention:        Corporate Secretary

(b)      If to Millennium Cell, at:

                  1 Industrial Way West
                  Eatontown, New Jersey
                  U.S.A.  07724

                  Facsimile:        (732) 542-4010
                  Attention:        President

or to such other address or transmission receiving station in British Columbia, Canada or New Jersey, United States of America as specified by a party by Notice to the other party.

Deemed Receipt
8.9 Any notice delivered or sent by facsimile transmission or other similar form of electronic transmission will be deemed conclusively to have been effectively given on the day notice was delivered or sent as aforesaid if it was delivered or sent on a day that was a Business Day at the place of the intended recipient or on the next day that is a Business Day at such place if it was delivered or sent on a day that was not a Business Day at such place.

Change of Address
8.10 A party may at any time, by Notice to the other, change its address to some no less convenient address and will so change its address whenever its address ceases to be suitable for delivery by hand.

Further Assurances
8.11 Each party will execute and deliver, and where necessary, will cause to be executed and delivered, such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Binding Effect
8.12 This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Survival
8.13 All rights and obligations of the parties occurring before the effective date of termination of the Millennium Cell License and all rights and obligations expressly stated to continue after, or accrue as a result of, such termination are separate and distinct rights and obligations binding on the parties, will survive its termination and will continue in full force and effect and nothing herein will affect the enforceability of such provisions.

No Partnership
8.14 Nothing herein will or will be deemed to create any partnership or joint venture between the parties or to give either party any right or authority to act as the agent of or to pledge the credit of the other party.

No Publicity
8.15 Save as required by applicable securities laws or other requirements of applicable Government Authorities, neither party will reveal the subject matter of this Agreement in any press release, advertisement or other publicity whatsoever without the prior written consent of the other party.

Release
8.16 Effective the date of this Agreement, the Joint Development Program under the JDA is hereby terminated, the rights and obligations of Ballard and Millennium Cell to and between each other under the JDA, including, but not limited to, any obligations of Millennium Cell to exclusively license its IPR to Ballard, are hereby terminated and at an end except that (a) the Confidentiality Agreement (referred to in the JDA) or any other confidentiality obligations of the parties to one another will continue in force,

(b) Paragraph 4.1, Paragraph 4.2 and Paragraph 4.3 of the JDA will continue in force until two years after the date of this Agreement, (c) if and to the extent applicable, ss.5.7 will continue in force, and (d) Part 1, Part 8,
Part 9 (but only with respect  to disputes arising pursuant to the JDA) and
Part 10 will continue in force.

Counterparts
8.17 This Agreement may be executed in any number of counterparts or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that all of the parties are not signatories to the same counterpart or facsimile.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BALLARD POWER SYSTEMS INC.


By:      /s/ Noordin Nanji

Its:     Vice-President, Strategic Development

By:      /s/ Dennis Campbell

Its:     President and Chief Operating Officer

MILLENNIUM CELL, INC.


By:      /s/ Adam P. Briggs

Its:     Vice President, Business Development for Distributed Generation

                                   Schedule A



                         ROYALTY DETERMINATION CRITERIA

1. the impact of the licensed IPR on future sales successes of the licensee's product;

2. the total market size or potential revenue for foreseeable products incorporating the IPR so licensed;

3. the specific markets that are realistically addressable by products e mbodying the IPR so licensed;

4. competing processes available to the licensee and the advantages of using the IPR over other processes;

5. the possible duration of any competitive advantage to the licensee by using the IPR so licensed;

6. the development cost to the licensee of an alternative to the IPR so licensed;

7. opportunity costs to the licensee of assets deployed;

8. the opportunity cost to the licensor of third party exclusive licensing opportunities;

9. the risks to the licensee of investment in manufacturing and commercialization of the licensee's products using the IPR so licensed;

10. the incremental financial investment to be made by the licensee for manufacturing, marketing and distribution functions;

11. cost of intangible and intellectual capital to be employed by the licensee;

12. the economic life of the product embodying the licensee's technology;

13. the incremental resources required from the licensor to transfer technology to the licensee;

14. the length of time required to commercialize the licensee's products;

15. the strength of the IPR so licensed;

16. the need for the licensee to license third party IPR in order to commercialize its products using the licensor's IPR; and

17. the existence and scope of any warranty or indemnity granted by the licensor with respect to the licensed IPR.